Exhibit 99.1

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone: (972) 668-8800

Contact: Roland O. Burns

Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS

FIRST QUARTER 2006 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, May 4, 2006 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter ended March 31, 2006. As of March 31, 2006, Comstock owns 29,935,761 shares of Bois d'Arc Energy, Inc. (NYSE: BDE), which represents 48% of the shares that Bois d'Arc Energy, Inc. has outstanding. The Company accounts for its investment in Bois d'Arc Energy, Inc. in 2006 using the equity method. The 2005 financial results include proportionate consolidation of Comstock's 60% ownership in Bois d'Arc Energy, LLC, the predecessor to Bois d'Arc Energy, Inc.

First Quarter 2006 Financial Results

Comstock reported net income of $29.6 million or 68¢ per diluted share for the three months ended March 31, 2006 as compared to 2005's first quarter net income of $15.9 million or 43¢ per diluted share. First quarter 2006's oil and gas sales of $69.9 million were increased slightly from 2005's first quarter sales of $69.8 million despite the inclusion of $26.0 million in sales related to Comstock's 60% ownership of Bois d'Arc Energy in the first quarter 2005 results. Oil and gas sales from Comstock's onshore operations of $69.9 million in the first quarter of 2006 increased 60% from onshore oil and gas sales of $43.8 million in 2005's first quarter. Operating cash flow (before changes in working capital accounts) generated by Comstock in 2006's first quarter of $47.2 million was 1% higher than 2005's first quarter cash flow of $46.5 million. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $52.3 million in 2006's first quarter, a 5% decrease from 2005's first quarter EBITDAX of $55.1 million. The 2006 results no longer include the Company's share of the operating cash flow or EBITDAX related to Bois d'Arc Energy's operations. The 2006 results include a $8.8 million unrealized gain on derivatives held for price risk management and the 2005 results includes a $3.2 million unrealized loss related to derivatives. Without the unrealized gain and loss, net income for the first quarter of 2006 would have been approximately $24.0 million or 55¢ per diluted share as compared to $18.0 million or 48¢ per diluted share for the first quarter of 2005.

Comstock's onshore production in the first quarter of 2006 increased 26% to 8.7 billion cubic feet equivalent of natural gas ("Bcfe") as compared to onshore production of 7.0 Bcfe in the first quarter of 2005. The Company's onshore realized natural gas price averaged $7.82 per Mcf in 2006's first quarter as compared to $6.16 per Mcf in 2005's first quarter. Realized oil prices for onshore operations in the first quarter of 2006 averaged $53.69 per barrel as compared to $47.81 per barrel for 2005.

First Quarter 2006 Drilling Results

Comstock also announced the results to date of its 2006 drilling program. Thirty of the 32 wells drilled in 2006 have been completed as producing wells with only two dry holes for a success rate of 94%.

In the first quarter of 2006, Comstock drilled 17 wells (11.2 net) in the East Texas and North Louisiana region. All of these wells were successful development wells. These wells have been tested at a per well average rate of 1.4 Mmcfe per day. These wells are part of Comstock's 96 well drilling program planned in this region for 2006. Comstock also drilled 15 wells (8.6 net) in South Texas and in its other regions in the first quarter of 2006. All but two of these wells were successful.

In South Texas, Comstock drilled two successful wells (.7 net) which had an average per well initial production rate of 3.2 Mmcfe per day. Comstock drilled six wells, (4.4 net) in the Mid Continent region, five (3.4 net) were successful and one (1.0 net) was a dry hole. The initial production rate for the successful wells averaged 0.4 Mmcfe per day per well. Comstock drilled three successful wells (2.9 net) in its Laurel field in Mississippi. These wells are in the process of completion. Four wells (.7 net) were drilled in the San Juan Basin in New Mexico. Three (.5 net) were successful and one (.2 net) was a dry hole. The successful wells are in the process of completion.

Comstock currently has four rigs drilling in East Texas/North Louisiana, one rig drilling in the Laurel field in Mississippi and two rigs drilling in South Texas. Three additional rigs are expected to be added in East Texas/North Louisiana in June.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.

CONSOLIDATED OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Oil and gas sales	$69,891	$69,822
Operating expenses:
Oil and gas operating	13,855	13,187
Exploration	344	2,085
Depreciation, depletion and amortization	16,292	17,353
General and administrative	4,894	4,188

Total operating expenses	35,385	36,813

Income from operations	34,506	33,009
Other income (expenses):
Interest income	168	748
Other income	54	104
Interest expense	(4,406)	(5,798)
Equity in earnings of Bois d'Arc Energy	8,047	—
Gain (loss) on derivatives	8,125	(3,238)

Total other income (expenses)	11,988	(8,184)

Income before income taxes	46,494	24,825
Provision for income taxes	(16,860)	(8,937)

Net income	$29,634	$15,888

Net income per share:
Basic	$0.70	$0.45
Diluted	$0.68	$0.43

Weighted average common and common stock equivalent shares outstanding:
Basic	42,051	34,999
Diluted	43,429	37,356

COMSTOCK RESOURCES, INC.

CONSOLIDATED OPERATING RESULTS

(In thousands)

	Three Months Ended March 31,
	2006	2005
Cash flow from operations:
Net cash provided by operating activities	$53,004	$39,703
Decrease in accounts receivable	(9,388)	(3,847)
Increase (decrease) in other current assets	(2,783)	970
Decrease in accounts payable and accrued expenses	6,385	9,712
Cash flow from operations	$47,218	$46,538

EBITDAX:
Net income	$29,634	$15,888
Interest expense	4,406	5,798
Income tax expense	16,860	8,937
Depreciation, depletion and amortization	16,292	17,353
Equity in earnings of Bois d'Arc Energy	(8,047)	—
Stock-based compensation	1,681	1,795
Exploration expense	344	2,085
Unrealized (gain) loss on derivatives	(8,828)	3,238
EBITDAX	$52,342	$55,094

	As of March 31,
	2006	2005

Balance Sheet Data:
Current assets	$40,236	$53,244
Property and equipment, net	739,853	857,030
Investment in Bois d'Arc Energy	260,181	—
Receivable from Bois d'Arc Energy	—	65,849
Other	4,575	15,669
Total assets	$1,044,845	$991,792

Current liabilities	$52,904	$58,139
Long-term debt	243,000	429,000
Other	134,453	123,802
Stockholders' equity	614,488	380,851
Total liabilities and stockholders' equity	$1,044,845	$991,792

COMSTOCK RESOURCES, INC.

CONSOLIDATED OPERATING RESULTS

($ In thousands, except per unit amounts)

For the Three Months ended March 31, 2006

			Equity Share
			of Investee
		Comstock	Bois d'Arc
		Resources(1)	Energy(2)

Oil production (thousand barrels)		228	152
Gas production (million cubic feet – Mmcf)		7,369	2,429
Total production (Mmcfe)		8,740	3,341

Oil sales		$12,265	$9,272
Gas sales		57,626	20,378
Total oil and gas sales		$69,891	$29,650

Average oil price (per barrel)		$53.69	$60.95
Average gas price (per thousand cubic feet – Mcf)		$7.82	$8.39
Average price (per Mcf equivalent)		$8.00	$8.87
Lifting cost		$13,855	$5,965
Lifting cost (per Mcf equivalent)		$1.59	$1.79

Oil and gas capital expenditures		$49,157

(1) Excludes Bois d'Arc Energy, Inc.
(2) Includes Comstock's 48% share of Bois d'Arc Energy, Inc.'s financial and operating results which we account for under the equity method.

For the Three Months ended March 31, 2005

	Comstock Resources(1)	Bois d'Arc Energy(2)	Total
Oil production (thousand barrels)	90	210	300
Gas production (million cubic feet – Mmcf)	6,411	2,425	8,836
Total production (Mmcfe)	6,950	3,685	10,635

Oil sales	$4,288	$9,998	$14,286
Gas sales	39,505	16,031	55,536
Total oil and gas sales	$43,793	$26,029	$69,822

Average oil price (per barrel)	$47.81	$47.63	$47.68
Average gas price (per thousand cubic feet – Mcf)	$6.16	$6.61	$6.28
Average price (per Mcf equivalent)	$6.30	$7.06	$6.57
Lifting cost	$8,572	$4,615	$13,187
Lifting cost (per Mcf equivalent)	$1.23	$1.25	$1.24

Oil and gas capital expenditures	$23,589	$22,642	$46,231

(1) Excludes Bois d'Arc Energy, LLC.
(2) Includes Comstock's 60% of Bois d'Arc Energy's production.

COMSTOCK RESOURCES, INC.

REGIONAL OPERATING RESULTS

($ In thousands, except per unit amounts)

For the Three Months ended March 31, 2006

	East Texas/ North Louisiana	Southeast Texas	Other	Total Onshore
Oil production (thousand barrels)	29	37	162	228
Gas production (million cubic feet – Mmcf)	4,243	1,251	1,875	7,369
Total production (Mmcfe)	4,417	1,472	2,851	8,740

Oil sales	$1,740	$2,255	$8,270	$12,265
Gas sales	32,766	10,165	14,695	57,626
Total oil and gas sales	$34,506	$12,420	$22,965	$69,891

Average oil price (per barrel)	$60.00	$60.95	$51.05	$53.69
Average gas price (per thousand cubic feet – Mcf)	$7.72	$8.13	$7.84	$7.82
Average price (per Mcf equivalent)	$6.02	$8.44	$8.06	$8.00
Lifting cost	$5,926	$2,138	$5,791	$13,855
Lifting cost (per Mcf equivalent)	$1.34	$1.45	$2.03	$1.59

Oil and Gas Capital Expenditures:
Leasehold costs	$1,294	$—	$757	$2,051
Exploratory drilling	—	75	—	75
Development drilling	21,056	—	17,351	38,407
Other development	6,641	—	1,983	8,624
Total	$28,991	$75	$20,091	$49,157